FY 2010 second quarter income similar to previous year

USPB Reports

Quarterly Results

U.S. Premium Beef, LLC's (USPB) financial results for the second quarter of fiscal year 2010 were comparable to the same period in the prior fiscal year. For the quarter, which ended February 27, 2010, USPB recorded net income of $31.2 million compared to net income of $31.4 million in the prior fiscal year. For the fiscal year-to-date period, USPB had net income of $56.7 million compared to net income of $28.2 million in the prior fiscal year, which was an

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USPB Makes

Cash Distributions

USPB’s Board of Directors authorized two cash distributions during the month of March 2010. The first distribution was for $10.62 per linked Class A and Class B units and represented a distribution of equity that has built up over time. Historically, USPB's Board of Directors and management have been committed to paying a level of cash sufficient to cover the tax liability on USPB's taxable income. The company's strong financial performance and strengthening balance sheet made it possible to make a cash distribution in excess of the tax liability.

The second distribution of $12.43 per linked Class A and Class B unit was made to assist unit-holders who are making quarterly estimated tax payments for the first quarter of tax year 2010.w

De-linking gives unitholders improved flexibility and liquidity
Board Votes to De-link
Class A and Class B Units

The Board of Directors of USPB has taken action to de-link the Class A and Class B units effective as of the close of business on March 27, 2010. In other words, USPB unitholders now have the ability to sell or buy one Class of units without having to

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A look at factors that affect marbling to increase grid premiums
 Recipe For Marbling–Part 4
By Brian Bertelsen, Director of Field Operations

This is the fourth in a series of articles that looks at factors that have been shown to affect marbling. As mentioned in the previous articles in the last three UPDATES, this is not a discussion of net profit. Instead, it is simply a review of factors for producers who want or need to increase marbling in their cattle.

1. Feed to an appropriate body fatness. Research has established that marbling deposition begins early in life. A few serial harvest trials of feedlot cattle have shown that marbling can plateau at the end of the feeding period; however, most research has shown that it continues through to harvest. Some have shown the rate of marbling deposition begins to slow closer to harvest. External fat increases rapidly with extended feeding as animals reach the point of maturity when muscle growth slows down. Therefore, feeding cattle to appropriate body fatness is important to maximize marbling, but feeding cattle too long can result in discounts for overfinished carcasses.

Table 1 on page two shows USPB carcasses harvested in Kansas from fiscal year 2009 sorted by Yield Grade for steers and heifers. Yield Grade 1's are leaner and heavier muscled. Yield Grade 5's are fatter and have less muscling. As Yield Grade increases, marbling and Quality Grade increases. Economically, Yield Grade 3 carcasses had the highest average price per cwt of carcass weight. It's important to remember the USPB Base grid only discounts groups that exceed plant average for Yield Grade 4 or 5. Therefore, there are some Yield Grade 4 and 5 carcasses that were in groups that were below plant average and therefore, were not discounted.

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Unit Sales Move To

Electronic Trading System

USPB's Board of Directors has approved the implementation of an internet-based trading system which enables USPB unitholders, associates, and other approved parties a means to more efficiently buy and sell units. USPB has contracted with Variable Investments Advisors, Inc. (VIA), a South Dakota firm, for the purpose of offering a simple, convenient and efficient way for buyers and sellers of USPB Class A units and Class B units to conduct transactions. VIA, operating as AgStockTrade.com, offers trading services to other widely-held agricultural producer-owned companies that have equity interests which can be bought or sold. The system allows users to anonymously post bid prices and asking prices resulting in a bidding process on an internet-based trading system.

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Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Recipe For Marbling...	continued from page 1

growth during periods when total caloric intake is lower, it can create a marbling void that may not be recaptured, even with added days on feed. For some pens of cattle, the amount of added days on feed necessary to increase marbling, may also result in heavy weight discounts and a high level of Yield

2. Sort fed cattle at delivery. Sorting allows for a greater percentage of cattle to be harvested at the appropriate body fatness, as mentioned in the previous point. Many producers assume the value of sorting is to reduce outlier discounts like

Table 1. Fiscal 2009 USPB KS Plant Carcasses Sorted By Yield Grade
USDA Yield Grade	Avg. HCW (lbs.)	Back Fat (in.)	REA (sq. in.)	Actual Less RREA	Avg. EBF (%)	Marbling Score Code	PR (%)	CH & PR (%)	CAB (%)	BCPR (%)	Light Weight (%)	Heavy Weight (%)	Average $/cwt.
Steers
1	815	0.24	15.61	2.02	24.93	371	0.18	28.13	2.56	3.88	0.94	1.64	133.59
2	837	0.37	14.14	0.29	27.70	428	1.17	59.68	13.10	10.37	0.23	2.41	136.65
3	865	0.52	13.20	-0.99	30.60	480	3.89	80.81	27.19	15.40	0.07	4.43	139.32
4	903	0.72	12.40	-2.24	34.01	525	9.40	88.60	32.34	18.78	0.00	11.14	137.68
5	948	0.96	11.67	-3.52	37.98	572	18.98	92.84	7.67	0.51	0.00	27.36	130.55
Heifers
1	754	0.26	15.27	2.41	24.89	383	0.33	35.40	3.04	4.92	2.07	0.40	134.85
2	769	0.40	13.85	0.81	27.72	443	1.73	66.94	14.66	10.17	1.03	0.56	137.68
3	794	0.56	12.94	-0.39	30.70	494	4.77	84.07	27.89	12.96	0.30	1.05	140.16
4	829	0.77	12.17	-1.58	34.15	533	9.40	90.19	29.19	18.01	0.08	2.62	137.90
5	867	1.02	11.51	-2.70	37.99	561	13.13	93.00	4.70	0.33	0.02	7.06	131.14
REA=Ribeye Area; RREA=Required Ribeye Area (sq.in.); EBF=Empty Body Fat; Marbling Score Code: 400=Small 0, 500=Modest 0

out weights or Yield Grade 4 and 5 carcasses. The biggest benefit is finding cattle that can stay on feed longer and be fed from a Yield Grade 1 or 2 up to a Yield Grade 3. This not only produces more total pounds of carcass weight, but can also increase marbling in those cattle that would be harvested "green" if the entire pen were marketed at one time.

Table 2 lists USPB lots that are sorted by percentage of Yield Grade 3 carcasses in the lot during fiscal year 2009. The greatest percentage of cattle had less than 40% Yield Grade 3 carcasses. All Quality grades improved as percent Yield Grade 3 increased. Carcass weight increased up to greater than 50% Yield Grade 3 and Gross premium per head increased dramatically.

3. Use implants wisely. Implants significantly increase carcass weight and improve feed conversion. They also have the potential to significantly decrease marbling. Essentially, this is done by their effect on muscle tissue to increase growth and that, in turn, can leave less excess calories available for marbling deposition. In addition, implants have been shown to negatively affect the development of marbling fat cells.

Implants essentially increase the growth curve of the animal. Feeding implanted cattle longer can allow the animal to reach a more appropriate total body fatness. However, if they increase

Grade 4 and 5 carcasses since external fat thickness increases at a faster rate during extended feeding.

A recent review of implant research by J.D. Tatum of Colorado State University showed that, on average, single dose implant programs reduced marbling by 32 degrees. How much difference does 32 degrees of marbling make? Using the USPB database for cattle harvested during fiscal year 2009, a 30 degree drop in marbling across all carcasses would result in 12.6 percentage points lower Choice and Prime, 7.2 percentage points less Certified Angus Beef (CAB) and Prime would be cut nearly in half, decreasing 1.5 percentage points.

Therefore, the main thing to keep in mind is to match the strength, or potency of the implant, with the plane of nutrition. Some implants contain only estradiol, or estrogenic compounds. Others contain estradiol plus trenbolone acetate (TBA), the male androgen. Combination implants are more potent. Some implants have different release periods or "payout" period due the carrier they are embedded in.

In a survey of USPB producers who delivered the highest grading cattle during fiscal year 2006, 19% of the cattle did not receive any implants, another 19% were given nothing stronger than Ralgro®, the mildest product available, and just 53% were given a combination implant containing TBA.

Table 2. Fiscal 2009 USPB KS Plant Carcasses Sorted By Percent Yield Grade 3 In The Lot

YG 3 (%)	% of All Cattle	HCW (lbs.)	PR (%)	CH & PR (%)	CAB (%)	BCPR (%)	UG (%)	YG 1 (%)	YG 2 (%)	YG 3 (%)	YG 4 (%)	YG 5 (%)	Gross Premium ($/head)
<40	37.6	802	2.18	62.12	13.26	9.22	3.13	15.08	45.78	30.67	7.36	1.11	23.48
40-49	32.8	817	3.65	73.11	20.32	12.48	2.18	6.31	34.93	44.95	12.40	1.42	30.26
50-59	21.0	826	5.11	81.72	26.96	14.43	1.48	3.18	27.46	54.24	13.76	1.36	40.34
>60	8.6	820	5.85	86.09	33.85	15.37	0.90	1.52	20.21	66.40	11.21	0.66	53.73

Data from the CAB Feedlot Licensing Program documented lots that received TBA implants compared to those that were implanted, but without TBA. Steers that received TBA implants had CAB acceptance rates that were 9.6 percentage points lower. In heifers, TBA implanted lots were only 3.0 percentage points lower. They also summarized lots that received a high (200 mg) dose of TBA compared to all other implant programs, including those that received a lower dose of TBA. Steers that received the high TBA had 6.7 percentage points lower CAB acceptance rates and 10.6 percentage points less Choice and Prime carcasses. Heifers implanted with high TBA had 11.0 percentage points lower CAB and 9.7 percentage points less Choice and Prime.

To minimize their effect on marbling, implants should be used sparingly when cattle are grazing. The plane of nutrition is low and the potential for drought can decrease not only feed availability, but also feed quality. At feedlot placement, remember it will take several months to adapt cattle to the highest energy diet. Dry matter feed intake is also increasing during the first two months on feed. Therefore, using strong implants on the day of arrival can have a significant impact on marbling early in the finishing period. Also, if cattle are implanted at arrival and then reimplanted, be careful to avoid overlapping implants.

Dr. Tatum noted that moderate implant programs (one combination implant; a low-dose combination followed by a medium-does combination implant; or a low-dose followed by another low dose implant) were the best choice for balancing growth and carcass quality grade. His summary focused on research with steers; however, he noted that heifers typically show less improvement in performance and a smaller reduction in marbling score in response to implanting. He also mentioned that some delayed implant studies have shown an increase in marbling compared to implanting upon arrival at the feedyard. Delayed implanting refers to waiting until cattle have been placed on feed, anywhere from 30 to 84 days on feed. This allows cattle to reach a higher total daily caloric intake before being implanted.

One South Dakota State trial used 680 pound steers that were grown for 47 days and then finished for 93 days. Treatments included no implant, an estradiol/TBA(24 mg/120 mg) implant on day 1 or the same implant on day 56. Steers implanted on day 1 averaged Small 20 degrees of marbling which was significantly lower than delayed implant steers which averaged Small 36 and non-implanted steers that averaged Small 65. The delayed implant treatment and no implant treatment were not statistically different from each other. All three treatments were significantly different for the percentage of carcasses grading average Choice or greater, the marbling required for CAB. Non-implanted steers had 23.6%, delayed had 22.6% and those implanted on day 1 averaged only 7.8%.

Finally, some research trials have shown that implants can cause a small increase in skeletal maturity and can contribute to an increased incidence of dark cutters in some cattle. Marbling is the primary determinant of quality grade.

However, skeletal maturity and lean color can also be a factor. Carcasses with advanced maturity or darker lean color will have a final quality grade that is adjusted down from their marbling score. This means that a carcass with just enough marbling to grade Choice could be adjusted down to a final quality grade of Select. Maturity and color are also included in the specifications for the CAB brand.

Next month we will look at additional feedlot and management practices that can increase marbling and the percentage of high Quality grading cattle.w

USPB Reports Quarterly Results...                 continued from page 1

improvement of approximately $28.5 million. Improved gross margins and lower interest expense were the primary contributors to the year-over-year improvement in net income.

Our company's net sales were slightly lower in the year-to-date period than those of the prior year primarily due to a decrease in the average sales prices per head. The number of cattle processed also had an impact on the company's net sales. In the current fiscal year, the volume of cattle processed increased slightly over the prior fiscal year.

Beef prices have responded positively since the beginning of 2010 due to a variety of events including, fewer cattle on feed, improved beef exports and smaller beef imports. The smaller than expected domestic beef supply has also found modest support from an economy working its way slowly out of recession. Meanwhile, competing meat supplies do not appear burdensome, which should keep the overall protein supply in check and continue to support stronger year-over-year beef prices. We believe that global beef and beef by-product demand should continue to improve on gradual economic gains and smaller global protein and by-product production. For the remainder of 2010 and beyond, we expect that the cattle industry will continue to struggle with the long term implications of a herd reduction.

USPB's unique advantage continues to be the superior quality cattle our producers deliver, which enables our company to generate more value from the cattle we harvest and provides more opportunities in the consumer marketplace. Please call our office at 866-877-2525 if you have questions about USPB's financial results. w

Unit Sales Move to Electronic Trading...        continued from page 1

AgStockTrade.com will be a user-friendly way of supporting the buying and selling of Class A units and Class B units. It will assist buyers and sellers in pursuing a market-based transaction. It will also improve market transparency by providing buyers and sellers with information that would not otherwise be known.

Unitholders can continue to use the current private treaty process to market units, however, a transaction fee will be assessed on private treaty sales the same as if the units had been traded on the internet-based system. Implementation of the internet trading system occurred on March 29. If you want to buy or sell Class A or Class B units, please call Tracy Thomas, USPB Director of Marketing at 866-877-2525. w

USPB’s Board Votes to De-link Class A...            continued from page 1

sell or buy corresponding units of the other Class. De-linking the Class A and Class B units has been a key event considered by the Board since discussions began to convert our company from a Kansas cooperative to a Delaware limited liability company in 2004. Our Board and management believe that de-linking will benefit our unitholders and others who are interested in acquiring units.

For our unitholders, de-linking Class A and Class B units will offer greater flexibility and liquidity for their investment in USPB. Unitholders will now be able to sell Class A units, which will continue to carry delivery rights, as in the past, to other producers who may want to have guaranteed market access along with owning value-added processing. Our unitholders will also now be able to sell Class B units to a broader range of potential investors who may want to own USPB value-added processing without having an obligation to deliver cattle.

De-linking the Class A and Class B units will enable current and future unitholders to custom tailor their investment in USPB. If they want less of a financial investment with more delivery rights, they can own more Class A units. Conversely, if they would rather increase their financial investment without increasing delivery rights, they can own more Class B units.

If current unitholders want to continue to own Class A units and Class B units, they do not have to do anything. They will still own the same number of units and delivery rights and will have the same benefits of ownership as they do today.

The trading values for respective Class A units and Class B units will be determined by what an interested buyer is willing to pay an interested seller, just as the trading values for the linked units have been determined in the past. Factors taken into consideration when determining the respective values of Class A units and Class B units may include items such as the value of the delivery right held in Class A unit ownership and the allocations of income and losses, which are 10% to Class A units and 90% to Class B units. w

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 3/7/10 to 4/3/10
(Numbers in Percent)	Base Grid
	Top 25%	All
Yield	64.34	63.81
Prime	4.67	3.87
CH & PR	80.42	76.34
CAB	28.03	22.74
BCP	12.34	11.35
Ungraded	1.02	1.61
Hard Bone	0.25	0.84
YG1	6.71	8.37
YG2	39.60	39.61
YG3	45.52	43.19
YG4	7.73	8.28
YG5	0.44	0.56
Light Weight	0.66	0.79
Heavy Weight	0.77	1.53
Average Grid Premiums/Discounts ($/Head)
QualityGrade	$15.06	$9.67
Yield Benefit	$17.92	$8.66
Yield Grade	-$2.07	-$2.98
Out Weight	-$1.68	-$2.83
Steer/Heifer	$1.32	$1.22
ASV	$12.40	$3.95
Natural	$4.75	$1.49
Total Premium	$47.70	$19.18

USPB Non-Conditional Unit Trade Report
Linked Class A & Class B Units	FY 2010 Trades	Most Recent Trades- Oct. 2009
# Units Traded	3,800	800
Avg. Price/Unit	$153.82	$149.38